UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Docucorp International Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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*** URGENT ATTENTION REQUESTED ***

Dear Fellow Shareholder,

You should have previously received proxy material in connection with the upcoming special meeting of stockholders for Docucorp International Inc. to be held on February 22, 2007 at the Hotel Crescent Court in Dallas, TX at 9:00 A.M. local time.

At the meeting, we will be considering our proposed merger with Skywire Software, in which each outstanding share of Docucorp common stock will be converted into the right to receive $10.00 in cash.

Your Board of Directors has carefully considered the merger proposal and unanimously recommends that shareholders vote FOR the proposal.

According to our latest records, your voting instructions for this meeting have not yet been received. Regardless of the number of shares you may own, it is important they be represented at the meeting.  If you do not vote, the effect will be a vote against the merger. We urge you to please return your proxy card in the enclosed Business Return Envelope, or vote by following the instructions for phone or internet voting that appear on the enclosed proxy card.

Thank you for your support. Your prompt voting may save Docucorp the necessity and expense of further solicitations.

Sincerely,

Michael D. Andereck
President and Chief Executive Officer